Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Aspen Technology, Inc.:
Cambridge, Massachusetts

We consent to the incorporation by reference in Registration Statement Nos. 333-11651, 333-21593, 333-42536, 333-42538,
333-42540, 333-71872, 333-80225, 333-117637, 333-117638 and 333-118952 on Form S-8 and Registration Statement Nos. 333-90066 and 333-109807 on Form S-3 of Aspen Technology, Inc. of our reports dated September 13, 2005, relating to the consolidated financial statements and financial statement schedule of Aspen Technology, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion and includes an explanatory paragraph relating to material weaknesses identified), appearing in this Annual Report on Form 10-K of Aspen Technology, Inc. for the year ended June 30, 2005.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
September 13, 2005